UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 13G

(Amendment No. 1)*

Under the Securities Exchange Act of 1934

Jackson Financial Inc.
(Name of Issuer)

Class A Common Stock, par value $0.01 per share
(Title of Class of Securities)

46817M107
(CUSIP Number) December 31, 2022
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒	Rule 13d-1(b)
☐	Rule 13d-1(c)
☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 46817M107

1	NAME OF REPORTING PERSONS Athene Co-Invest Reinsurance Affiliate 1A Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 1,568,232
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 1,568,232

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,568,232
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.9%
12	TYPE OF REPORTING PERSON IC

CUSIP No. 46817M107

1	NAME OF REPORTING PERSONS Apollo Insurance Solutions Group LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 1,568,232
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 1,568,232

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,568,232
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.9%
12	TYPE OF REPORTING PERSON IA

CUSIP No. 46817M107

1	NAME OF REPORTING PERSONS AISG GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 1,568,232
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 1,568,232

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,568,232
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.9%
12	TYPE OF REPORTING PERSON HC

CUSIP No. 46817M107

1	NAME OF REPORTING PERSONS Apollo Life Asset, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 1,568,232
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 1,568,232

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,568,232
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.9%
12	TYPE OF REPORTING PERSON HC

CUSIP No. 46817M107

1	NAME OF REPORTING PERSONS Apollo Life Asset GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 1,568,232
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 1,568,232

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,568,232
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.9%
12	TYPE OF REPORTING PERSON HC

CUSIP No. 46817M107

1	NAME OF REPORTING PERSONS Apollo Capital Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 1,568,232
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 1,568,232

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,568,232
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.9%
12	TYPE OF REPORTING PERSON IA

CUSIP No. 46817M107

1	NAME OF REPORTING PERSONS Apollo Capital Management GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 1,568,232
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 1,568,232

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,568,232
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.9%
12	TYPE OF REPORTING PERSON HC

CUSIP No. 46817M107

1	NAME OF REPORTING PERSONS Apollo Management Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 1,568,232
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 1,568,232

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,568,232
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.9%
12	TYPE OF REPORTING PERSON HC

CUSIP No. 46817M107

1	NAME OF REPORTING PERSONS Apollo Management Holdings GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 1,568,232
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 1,568,232

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,568,232
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.9%
12	TYPE OF REPORTING PERSON HC

Item 1.	(a)	Name of Issuer

Jackson Financial Inc.

(b)	Address of Issuer’s Principal Executive Offices

1 Corporate Way, Lansing, Michigan 48951

Item 2.	(a)	Name of Person Filing

This statement is filed by: (i) Athene Co-Invest Reinsurance Affiliate 1A Ltd. (“ACRA 1A”); (ii) Apollo Insurance Solutions Group LP (“AISG”); (iii) AISG GP Ltd. (“AISG GP”); (iv) Apollo Life Asset, L.P. (“Apollo Life”); (v) Apollo Life Asset GP, LLC (“Apollo Life GP”); (vi) Apollo Capital Management, L.P. (“Capital Management”); (vii) Apollo Capital Management GP, LLC (“Capital Management GP”); (viii) Apollo Management Holdings, L.P. (“Management Holdings”); and (ix) Apollo Management Holdings GP, LLC (“Management Holdings GP”). The foregoing are collectively referred to herein as the “Reporting Persons.”

ACRA 1A holds securities of the Issuer.

AISG is the investment adviser of ACRA 1A. AISG GP is the general partner of AISG. Apollo Life is the general partner of AISG GP, and Apollo Life GP is the general partner of Apollo Life. Capital Management is the sole member of Apollo Life GP. The general partner of Capital Management is Capital Management GP. Management Holdings is the sole member and manager of Capital Management GP, and Management Holdings GP is the general partner of Management Holdings.

(b)	Address of Principal Business Office or, if none, Residence

The address of the principal office of ACRA 1A is Second Floor, Washington House, 16 Church Street, Hamilton HM 11 Bermuda. The address of the principal office of AISG is 2121 Rosecrans Ave. Ste 5300, El Segundo, California 90245. The address of the principal office of each of AISG GP, Apollo Life, Apollo Life GP, is c/o Walkers Corporate Limited, Cayman Corporate Center, 27 Hospital Road, George Town, KY1-9008 Grand Cayman, Cayman Islands. The address of the principal office of each of Capital Management, Capital Management GP, Management Holdings, and Management Holdings GP is 9 West 57th Street, New York, NY 10019.

(c)	Citizenship

ACRA 1A	Bermuda
AISG	Delaware
AISG GP	Cayman Islands
Apollo Life	Cayman Islands
Apollo Life GP	Cayman Islands
Capital Management	Delaware
Capital Management GP	Delaware
Management Holdings	Delaware
Management Holdings GP	Delaware

(d)	Title of class of securities

Class A common stock, par value $0.01 per share (“Common Stock”)

(e)	CUSIP No.

46817M107

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☒	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8);

(e)	☒	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☒	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution: ____.

Item 4.	Ownership.

(a) & (b) Information in Rows 5 to 11 of the respective cover pages of the individual Reporting Persons are incorporated into this Item 4 by reference.

The Reporting Persons’ aggregate percentage beneficial ownership of the total amount of Common Stock outstanding is based on 83,036,974 shares of Common Stock outstanding as of November 3, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed on November 10, 2022.

AISG, AISG GP, Apollo Life, Apollo Life GP, Capital Management, Capital Management GP, Management Holdings, and Management Holdings GP, each disclaim beneficial ownership of all Common Stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

See response to Item 2(a), which is incorporated herein by reference.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

[The remainder of this page is intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2023

ATHENE CO-INVEST REINSURANCE AFFILIATE 1A LTD.

By:	Apollo Insurance Solutions Group LP, its investment adviser

	By:	AISG GP Ltd.,
its general partner

		By:	/s/ Angelo Lombardo
Angelo Lombardo
Authorized Signatory

APOLLO INSURANCE SOLUTIONS GROUP LP

By:	AISG GP Ltd.,
its general partner

	By:	/s/ Angelo Lombardo
Angelo Lombardo
Authorized Signatory

AISG GP LTD.

By:	/s/ Angelo Lombardo
Angelo Lombardo
Authorized Signatory

APOLLO LIFE ASSET, L.P.

By:	Apollo Life Asset GP, LLC,
its general partner

	By:	/s/ William Kuesel
William Kuesel
Vice President

APOLLO LIFE ASSET GP, LLC

By:	/s/ William Kuesel
William Kuesel
Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC,
its general partner

	By:	/s/ William Kuesel
William Kuesel
Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ William Kuesel
William Kuesel
Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC,
its general partner

	By:	/s/ William Kuesel
William Kuesel
Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ William Kuesel
William Kuesel
Vice President